Exhibit 99.1

NEWS RELEASE

Mitel and Aastra Announce Plan to Merge

Combination creates a billion dollar company with a global installed base and the technology and scale to migrate those customers, and the broader market, to cloud based solutions.

•	US$1.1 billion total revenue
•	US$100 million cloud business
•	Global customer base of 60 million end users
•	#1 market share in Western Europe
•	Competitive solutions portfolio to address businesses of any size
•	Attractive synergies expected within first 24 months
•	Accelerated path to further de-leverage the business

OTTAWA and TORONTO Ontario – November 11, 2013 – Mitel Networks Corporation (NASDAQ:MITL; TSX:MNW), a leading provider of cloud and premises-based unified communications software solutions, and Aastra Technologies Limited (TSX:AAH), a leader in enterprise communications, today announced that they have entered into a definitive arrangement agreement unanimously approved by the Boards of Directors of both companies, under which Mitel will acquire all of the outstanding Aastra common shares for US$6.52 in cash plus 3.6 Mitel common shares per each Aastra common share. Using the Mitel closing common share price on November 8, 2013, and a CAD/USD exchange rate of 0.9531, this amounts to CAD$31.96 per Aastra common share, a total value on closing to Aastra shareholders of CAD$392M and represents a 20.9% premium to the 30-day volume weighted average price (VWAP) of Aastra common shares as of November 8, 2013.

The strategic move, designed to build scope and scale in a consolidating market, will create a billion dollar company with one of the largest global footprints in the industry, #1 market share in Western Europe, a US$100 million cloud business, and a global installed customer base ready for upgrade as the US$18 billion business communications market prepares to migrate to software-based cloud services.

The combined company will be headquartered in Ottawa, Canada and will operate under the name Mitel while continuing to leverage Aastra’s strong brand recognition in select European markets. The executive management team will continue to be led by current Mitel President and Chief Executive Officer, Mr. Richard McBee.

“The business communications market is ripe for consolidation and on the cusp of a mass migration to cloud-based services. We believe that small competitors with narrow focus and limited global reach will quickly be marginalized,” said Mr. McBee. “Aastra’s solid financial structure, complementary portfolios, geographic reach, and large installed-base immediately augment and expand Mitel’s market footprint, enabling us to capitalize on a unique opportunity to leap-frog the competition and lead the market.”

Reporting to Mr. McBee will be Chief Financial Officer, Mr. Steve Spooner, and Aastra’s Co-CEOs, Mr. Francis Shen, who will assume the position of Chief Strategy Officer, and Mr. Tony Shen, who will assume the position of Chief Operating Officer. Mitel will increase the number of directors on its Board from eight to nine. Two existing members of the Mitel Board will step down and Aastra will have the right to appoint three new board nominees to fill the vacancies.

“Our two organizations are tightly aligned culturally and financially with little product, geographic or channel overlap” said Tony Shen. “We are stronger together, and combined we will be a major global player. We are confident that this merger will create value for our shareholders, customers, partners and employees” added Francis Shen.

Expanded Geographic Footprint and Market Leadership

The combination of Mitel and Aastra will enable the companies to significantly expand their organizational scale and scope with a combined market presence of over 60 million end users in more than 100 countries and a global network of more than 2,500 channel partners, ideally positioning the new company to immediately capitalize on several key strategic growth opportunities.

•	Maximizing near-term installed base upgrade opportunities in large Western European countries including Germany, France and the U.K., and in primary Latin American markets such as Brazil and Mexico and a strong foothold in the Asia Pacific region including Australia.
•	Immediate and aggressive expansion in the large enterprise cloud segment in the United States.
•	Accelerating global cloud expansion by leveraging the strength of our respective cloud technologies and channel partners

The combined company will provide channel partners and customers access to a broad portfolio that supports businesses of any size, from SMB to enterprise. With minimal channel overlap between the two organizations, the combination significantly expands the addressable market opportunities of existing partners, equipping them to sell into the small and mid-size business market in local or regional geographic opportunities as well as large and lucrative global enterprise accounts.

Enhanced Scale and Operating Leverage with Attractive Cash Flow Generation

Nearly doubling the stand-alone revenue of either company, the combination results in combined revenue for the new company of approximately US$1.1 billion for the trailing four quarters. The deal will create the financial scale and operational leverage to drive shareholder value.

•	US$1.1 billion in diversified annual sales, well positioned to deliver sustained and profitable revenue growth.
•	Research and Development budget of approximately US$100 million.
•	Approximately US$45 million of run rate synergies within two years, driven by supply chain optimization, facilities consolidation and economies of scale.
•	Meaningful reduction in the debt leverage ratio of Mitel.
•	Strong free cash flow generation.

Aastra shareholders, who will own approximately 43% of the combined company, are expected to benefit from substantial potential upside over the long-term, driven by the combined company’s strategic position and achievement of full run-rate synergies. The combined company’s cash flow will allow for ongoing debt repayment and will provide Mitel liquidity and flexibility to support ongoing growth opportunities.

Terms of the Agreement

The transaction will be carried out by way of a court-approved plan of arrangement and will require the approval of at least 66 2/3% of the votes cast by the shareholders of Aastra at a special meeting expected to take place in January 2014. Mr. Francis Shen and Mr. Tony Shen, who together control approximately 14% of the outstanding Aastra common shares, have entered into voting support agreements and confirmed their intention to vote their Aastra common shares in favour of the arrangement.

Under applicable TSX and NASDAQ rules, the transaction also requires the approval of Mitel shareholders by majority vote, as the number of Mitel common shares to be issued in the transaction exceeds 25% of the total number of outstanding Mitel common shares. Francisco Partners and Terry Matthews, who together control approximately 63% of the company’s common shares, have both signed voting support agreements in favour of the transaction. Mitel expects that the TSX and NASDAQ will accept these agreements to support the transaction as evidence of shareholder approval and not require Mitel to hold a shareholder meeting.

In addition to shareholder and court approvals, the transaction is subject to compliance with the Investment Canada Act and certain other closing conditions customary in transactions of this nature. Aastra and Mitel anticipate that the transaction will be completed in the first quarter of 2014.

Further information regarding the transaction will be included in the management proxy circular expected to be mailed to Aastra shareholders in December. Copies of the arrangement agreement and management proxy circular will be available on SEDAR at www.sedar.com. The transaction will provide a partial capital gains tax-deferred roll-over option for taxable Canadian holders of Aastra shares.

Mitel intends to finance the cash portion of the proposed transaction with cash on hand from the combined businesses. In conjunction with the transaction and to provide additional liquidity and working capital, Mitel currently intends to refinance its existing credit facilities and has received term loan and revolving credit facility commitments from Jefferies Finance LLC and The Toronto-Dominion Bank of up to $405 million.

Jefferies LLC is acting as financial advisor to Mitel for purposes of this transaction and delivered an opinion to Mitel’s Board of Directors as to the fairness, from a financial point of view, of the consideration to be paid by Mitel in the transaction. TD Securities Inc. is acting as financial advisor to Aastra and has provided an opinion to the board of directors of Aastra that the consideration to be received by Aastra shareholders under the transaction is fair, from a financial point of view, to Aastra shareholders. Mitel retained Osler, Hoskin and Harcourt LLP as its legal counsel. McCarthy Tétrault LLP is acting as legal counsel to Aastra.

The transaction is subject to regulatory reviews, shareholder approval, and certain other customary conditions. Upon final approval and closing of the transaction, the common shares for the combined company will continue to be listed on both the NASDAQ Global Market and Toronto Stock Exchange under the existing symbols for Mitel.

Mitel’s fiscal 2014 second quarter results for the period ended October 31, 2013 are expected to be reported in early December. Details of the December earnings announcement will be confirmed separately.

Conference Call Information

Mitel and Aastra will host a conference call and webcast accompanied by slides on November 11, 2013 at 8:00 a.m. ET.

To access via tele-conference, please dial (888)401-4668. Participants dialing in from outside of Canada and the United States can dial (719)325-2491. The playback will be made available two hours after the event at (719)457-0820. To access the webcast please use this link: http://investor.mitel.com/events.cfm.

The Conference ID number for the live call and rebroadcast is 1586537.

Presentation slides will be available on November 11, 2013 at 7:00 am ET. To download presentation slides, please go to the Investor Relations section of Mitel’s website at www.mitel.com and under Events or use this link: http://investor.mitel.com/events.cfm.

Live internet access and a replay for this call will be available through the Investor Relations section of Mitel’s website at www.mitel.com.

About Mitel

Mitel® (Nasdaq: MITL; TSX: MNW) is a global provider of unified communications and collaboration (UCC) software, solutions and services that enable organizations to conduct business anywhere, over any medium with the device of their choice. Through a single cloud-ready software stream, Mitel’s Freedom architecture provides customers in over 100 countries the flexibility and simplicity needed to support today’s dynamic work environment. For more information visit www.mitel.com.

About Aastra Technologies Limited

Aastra Technologies Limited (TSX:AAH) is a global company at the forefront of the Enterprise Communication market. Headquartered in Concord, Ontario, Canada, Aastra develops and delivers innovative and integrated solutions that address the communication needs of businesses small and large around the world. Aastra enables Enterprises to communicate and collaborate more efficiently and effectively by offering customers a full range of open standard IP-based and traditional communications solutions, including terminals, systems, and applications. For additional information on Aastra visit http://www.aastra.com

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and Aastra and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, regulatory approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel and Aastra, or persons acting on their behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. In addition, material risks that could cause results of operations to differ include the merged company’s ability to achieve or sustain profitability in the future; fluctuations in the quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; the ability to successfully integrate the acquisition and realize certain synergies; and, our ability to implement and achieve our business strategies successfully. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K and Aastra’s Annual Information Form. Except as required by law, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further public disclosures made by Mitel and Aastra on related subjects in reports and communications filed on Electronic Data-Gathering, Analysis, and Retrieval (EDGAR) or System for Electronic Document Analysis and Retrieval (SEDAR).

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Contact Information

Mitel:

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Malcolm Brown (industry analysts), 613-592-2122 x71246, malcolm_brown@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael_mccarthy@mitel.com

Aastra:

Allan Brett, CFO, 905-760-4160, abrett@aastra.com

John Tobia, General Counsel, 905-760-4240, jtobia@aastra.com